UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2011

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2011, Leslie H. Cross, the President, CEO and Director of DJO Incorporated (the “Company”), the parent corporation of DJO Finance, LLC, delivered notice of his intent to resign, effective on the earlier of June 30, 2011 and the date his successor is hired (“Resignation Date”).  Mr. Cross has agreed to serve in the position of Chairman of the Board of Directors of the Company (the “Board”) following the Resignation Date through December 31, 2011.  Mr. Cross’s service as Chairman of the Board may be extended for a one-year period, beginning on January 1, 2012.

Mr. Cross and the Company expect to enter into a Director Arrangement, Separation Agreement and General Release (the “Agreement”) in connection with Mr. Cross’ resignation as President and CEO and his appointment as Chairman of the Board. Pursuant to such Agreement, Mr. Cross is entitled to receive:

•                  A monthly salary of $98,437.66 over the period beginning on January 1, 2011 and ending on the Resignation Date.  This amount represents a pro-rated portion of Mr. Cross’s base salary and a pro-rated bonus for 2011.

•                  A cash severance payment of $1,181,250, paid in installments over a 12-month period following the Resignation Date.

•                  Payment of his 2010 bonus under the 2010 Bonus Plan at the same time as amounts are paid to other participants in such plan, based on the Company’s actual achievement of performance goals.

•                  An extended option exercise period for 117,940 of his Company stock options that were vested as of December 31, 2010.  Mr. Cross will have until the earlier of the date of a “change in control” (as defined in the applicable grant agreement) and the original date of expiration of the option term to exercise the vested stock options that remain outstanding.

•                  An extended option exercise period for an additional 30,000 Company stock options that were vested as of December 31, 2010.  Mr. Cross will have until the earlier of the date of a “change in control” (as defined in the applicable grant agreement) and January 2, 2012 to exercise these stock options.

•                  A cash payment of $1,999,758.75 for the cancellation of 355,155 stock options granted to Mr. Cross on November 20, 2007.  Mr. Cross may exercise the remaining 177,577 stock options granted to him on November 20, 2007 until the date of expiration of the applicable option term.

A total of 20,546 vested stock options and Mr. Cross’s 59,523 unvested time-based stock options will be forfeited on the Resignation Date.  In addition, Mr. Cross’s unvested stock options that are subject to the “First Market Return Tranche” and the “Second Market Return Tranche” (as defined in the applicable grant agreement) (the “Market Return Options”) will be forfeited on January 1, 2012 to the extent that they remain unvested on such date.  If the Market Return Options become vested during the period following the Resignation Date and before January 1, 2012, they will remain outstanding until the earlier of 90 days following the date that such Market Return Options vest and the expiration of their term.

The Agreement will also contain non-competition, non-solicitation and no-hire provisions for the one year period following the Resignation Date.  In addition, certain of the payments described above are conditioned upon the execution of a general release of claims against the Company and its affiliates.

The Agreement will set forth Mr. Cross’s compensation as Chairman of the Board, when he assumes such position on the Resignation Date. Mr. Cross will receive a monthly fee of $49,218.77 for his service as Chairman of the Board for the period beginning on the Resignation Date and ending on December 31, 2011.  In the event that Mr. Cross’s service as Chairman of the Board is extended for the period from January 1, 2012 through December 31, 2012, he will receive $200,000 for his service as Chairman of the Board during that period, payable in monthly installments during that period.

Item 7.01. Regulation FD Disclosure.

On January 17, 2011, the Registrant issued a press release announcing the planned retirement of Mr. Cross.  The press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item.

ITEM 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description
99.1	Press Release dated January 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DJO FINANCE LLC
Date: January 21, 2011
	By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 17, 2011